EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

StockerYale, Inc. (the "Company") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective July 25, 2002. After reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement (Form S-3) and related prospectus of Andersen's audit reports with respect to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement and related prospectus without a written a consent from Andersen. As a result, with respect to transactions in the Company's securities pursuant to the registration statement that occur subsequent to the date this registration statement is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.